Exhibit 99.1

       GLOBAL PAYMENT TECHNOLOGIES, INC. ANNOUNCES APPOINTMENT OF OUTSIDE
                                  BOARD MEMBER

            - ANNUAL SHAREHOLDER MEETING DATE SET FOR MAY 22, 2003 -

     HAUPPAUGE, N.Y. APRIL 14, 2003--GLOBAL PAYMENT TECHNOLOGIES, INC. (NASDAQ
     SYMBOL: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, announced today that Edward Seidenberg has been appointed as a director and will be nominated for election to the Company's Board of Directors at the annual meeting of shareholders on May 22, 2003.

     Mr. Kern, GPT Interim CEO, stated, "The Board and GPT associates take great pleasure in welcoming Ed back to GPT. His vast experience including over four years at GPT in which he was President and COO is a major addition to our team." Mr. Kern continued, "With an orderly transition completed, as stated in our March 19th press release, GPT has accepted the resignation of Mr. Katz as GPT's Chairman of the Board and director. As a result of this opening, the Board has appointed Mr. Seidenberg, effective immediately, as a director and to join the Audit Committee and serve as Audit Chairman."

     Mr. Seidenberg, a native of Long Island, NY, has previously served as GPT's President and Chief Operating Officer, and as a director of the Company from August 1996 through November 2000. He also served as Vice President of GPT from August 1996 to March 1998. From March 1990 to July 1996 he was Vice President and Chief Financial Officer of MCI Wireless and Nationwide Cellular Service, Inc., the country's largest non-facilities provider of cellular telephone service. Mr. Seidenberg received his BS in Accounting from State University of New York at Buffalo and his MBA in Finance from Emory University. Currently Mr. Seidenberg is Chief Operating Officer at InfoHighway Communications Corporation.

     ABOUT GLOBAL PAYMENT TECHNOLOGIES, INC.
     ---------------------------------------
     Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

     Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.